Exhibit (a)(5)

Form of Confirmation E-mail to Employees who Elect to Participate in the Stock Option Exchange Program

Microvision has received your election form dated             , 2006, by which you elected to have all of your outstanding option grants that are eligible under the offer be cancelled and exchanged for new options subject to the terms and conditions of the offer.

If you change your mind, you may withdraw your election as to your eligible options by delivering to our Payroll department a written notice of withdrawal with the required information prior to 5:00 p.m., Pacific Daylight Time, on May 17, 2006. Only withdrawal notices that are complete, signed and actually received by the deadline will be accepted.

Please note that our receipt of your election form is not by itself an acceptance of the options for exchange. For purposes of the offer, Microvision will be deemed to have accepted options for exchange that are validly tendered and not properly withdrawn as of when Microvision gives oral or written notice to the option holders generally of its acceptance for exchange of such options, which notice may be made by e-mail or other method of communication. Microvision’s formal acceptance of the properly tendered options is expected to take place at the end of the offer period.

Form of Confirmation E-mail to Employees who Withdraw their Eligible Options from the Exchange Offer

Microvision has received your withdrawal form dated            , 2006, by which you rejected Microvision’s offer to exchange your eligible outstanding options for new options.

If you change your mind, you may once again elect to exchange all of your eligible options by submitting a new election form by delivering it to our Payroll department by mail or hand delivery to 6222 185th Avenue NE, Redmond, Washington 98052 before 5:00 p.m., Pacific Time, on May 17, 2006. If you have questions, please direct them to the Options Desk, which can be reached by telephone at (425) 882-6755 or (425) 882-6629 and by email at Options_Desk@microvision.com.